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                                                                   EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Primus Knowledge Solutions, Inc.:

  We consent to incorporation by reference in the registration statement No. 333-82059 on Form S-8 of Primus Knowledge Solutions, Inc. of our report dated February 29, 2000, relating to the consolidated balance sheets of Primus Knowledge Solutions, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related financial statement schedule, which report appears in the December 31, 1999 annual report on Form 10-K of Primus Knowledge Solutions, Inc.

                                          KPMG LLP

Seattle, Washington
March 22, 2000